Exhibit 99
NEWS

[LOGO]
 KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Reports Results for Second Quarter 2009
Lowers Full Year 2009 Revenue Guidance

WESTFORD, Mass., August 5, 2009 – Kadant Inc. (NYSE:KAI) reported revenues from continuing operations of $50.1 million in the second quarter of 2009, a decrease of $42.3 million, or 46 percent, compared to $92.4 million in the second quarter of 2008. Revenues in the second quarter of 2009 included a $4.2 million, or 5 percent, decrease from foreign currency translation. Operating loss in the second quarter of 2009 was $1.2 million compared to operating income of $10.1 million in the second quarter of 2008. Included in operating loss from continuing operations in the second quarter of 2009 was $1.0 million in restructuring costs. Net loss in the second quarter of 2009 was $1.2 million, or $.10 per diluted share, versus net income of $6.9 million, or $.50 per diluted share, in the second quarter of 2008. Net loss in the second quarter of 2009 includes a $0.7 million, or $.06 per diluted share, after-tax restructuring charge. Adjusted net loss, a non-GAAP measure, in the second quarter of 2009 was $0.5 million, or $.04 per diluted share, compared to net income of $6.9 million, or $.50 per diluted share, in the second quarter of 2008.

	Three Months Ended July 4, 2009		Three Months Ended June 28, 2008
Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings per Share (EPS) Reconciliation (non-GAAP)	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net (Loss) Income and Diluted EPS Attributable to Kadant, as reported	$(1.2)	$(.10)	$6.9	$.50
Less: Restructuring costs, net of tax	0.7	.06	-	-
Adjusted Net (Loss) Income and Adjusted Diluted EPS	$(0.5)	$(.04)	$6.9	$.50

“The weak demand for paper and the low paper machine operating rates are reflected in the drop in our second quarter revenues,” said William A. Rainville, chairman and chief executive officer of Kadant. “However, we had a number of encouraging achievements in a very challenging operating environment in the second quarter. We exceeded our EPS guidance, primarily due to better-than-expected operating results and a lower tax provision. In addition, our product gross margins were a solid 41 percent, cash flows from operations remained healthy at $4.8 million, and we reduced our net debt by $5.0 million, ending the quarter at $2.3 million. At the end of the second quarter and in the first weeks of July, we saw a number of orders being placed for our stock preparation systems, particularly in China, where we booked two orders at the end of June for OCC stock preparation systems valued at approximately $1.8 million. And more recently, one of Latin America’s largest tissue producers selected us to supply a turnkey stock preparation system for approximately $8 million. Although we have been notified of our selection and have received a down payment, the contract is not finalized and will not be recorded as a booking until we receive a signed contract.

“We continue to see positive results from previously announced cost-reduction actions focused on streamlining our operations to reflect lower business levels. Our selling, general, and administrative expenses were 29 percent lower in the second quarter of 2009 compared to the same period in 2008, and $3 million lower than the first quarter of 2009. Nevertheless, our cost reduction efforts have not been able to keep pace with our revenue declines.

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“Bookings in our Papermaking Systems segment in the second quarter experienced a small sequential increase from the first quarter suggesting signs of stabilization, but we do not expect a significant increase in revenues until 2010. In addition, the lower-than-expected bookings in the second quarter have caused us to lower our outlook for revenues in the third quarter and full year. We have adjusted our 2009 guidance accordingly and we expect to report a GAAP diluted loss per share of $.28 to $.30 from continuing operations in the third quarter of 2009 on revenues of $46 to $48 million. This includes $.14 of incremental tax provision and $.04 of estimated restructuring costs. For the full year, we expect to report a GAAP diluted loss per share of $.60 to $.65 from continuing operations on revenues of $210 to $220 million, revised from our previous guidance of GAAP diluted loss per share of $.55 to $.65, on revenues of $220 to $230 million. The full year guidance includes $.37 of incremental tax provision and $.15 of estimated restructuring costs.”

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted net (loss) income, adjusted diluted earnings per share, and earnings before interest, taxes, depreciation, and amortization (EBITDA).

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain a better understanding of our underlying operations and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. We also believe this information is responsive to investors' requests and gives them an additional measure of our performance.

We use non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring our underlying operating performance and comparing such performance to that of prior periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

Adjusted diluted EPS in the three-month periods ended July 4, 2009 and June 28, 2008 was calculated using the reported weighted average diluted shares for each period.

Adjusted net (loss) income and adjusted diluted EPS exclude restructuring costs, net of tax, of $0.7 million, or $.06 per diluted share, in the second quarter of 2009. We believe that these incremental costs are not indicative of our core operating costs and not comparable to other periods, which have differing levels of incremental costs or none at all.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release and in the accompanying tables.

Conference Call
Kadant will hold its earnings conference call on Thursday, August 6, 2009, at 11 a.m. Eastern time. To listen, call 800-709-2159 within the U.S., or 973-582-2810 outside the U.S. Please reference Event ID number 17626299. You can also listen to the call live on the Web by visiting www.kadant.com and clicking on “Investors.” An audio archive of the call will be available on our Web site until September 4, 2009.

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Financial Highlights (unaudited)
(In thousands, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
Consolidated Statement of Operations (a)	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008

Revenues	$50,132	$92,406	$115,089	$178,270

Costs and Operating Expenses:
Cost of revenues	29,348	53,843	69,665	105,647
Selling, general, and administrative expenses	19,248	26,924	41,453	52,293
Research and development expenses	1,722	1,497	3,192	3,105
Restructuring costs and other income, net (b)	1,013	-	1,770	(473)
	51,331	82,264	116,080	160,572

Operating (Loss) Income	(1,199)	10,142	(991)	17,698
Interest Income	92	511	299	1,052
Interest Expense	(507)	(640)	(1,320)	(1,235)

(Loss) Income from Continuing Operations before Income
Tax (Benefit) Provision	(1,614)	10,013	(2,012)	17,515
Income Tax (Benefit) Provision	(398)	2,977	2,066	5,265

(Loss) Income from Continuing Operations	(1,216)	7,036	(4,078)	12,250

Loss from Discontinued Operation, Net of Tax	(5)	(5)	(9)	(9)

Net (Loss) Income	(1,221)	7,031	(4,087)	12,241

Net Loss (Income) Attributable to Noncontrolling Interest	28	(143)	3	(240)

Net (Loss) Income Attributable to Kadant	$(1,193)	$6,888	$(4,084)	$12,001

Amounts Attributable to Kadant:
(Loss) Income from Continuing Operations	$(1,188)	$6,893	$(4,075)	$12,010
Loss from Discontinued Operation, Net of Tax	(5)	(5)	(9)	(9)
Net (Loss) Income Attributable to Kadant	$(1,193)	$6,888	$(4,084)	$12,001

(Loss) Earnings per Share from Continuing Operations
Attributable to Kadant:
Basic	$(0.10)	$0.50	$(0.33)	$0.86
Diluted	$(0.10)	$0.50	$(0.33)	$0.85

(Loss) Earnings per Share Attributable to Kadant:
Basic	$(0.10)	$0.50	$(0.33)	$0.86
Diluted	$(0.10)	$0.50	$(0.33)	$0.85

Weighted Average Shares
Basic	12,265	13,703	12,386	13,935

Diluted	12,265	13,822	12,386	14,048

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	Three Months Ended		Six Months Ended
Business Segment Information (c)	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008

Revenues:
Pulp and Papermaking Systems	$47,995	$90,453	$109,982	$173,711
Other	2,137	1,953	5,107	4,559

	$50,132	$92,406	$115,089	$178,270

Gross Profit Margin:
Pulp and Papermaking Systems	41%	42%	40%	41%
Other	45%	29%	39%	35%

	41%	42%	39%	41%

Operating (Loss) Income:
Pulp and Papermaking Systems	$700	$14,740	$3,582	$25,618
Corporate and Other	(1,899)	(4,598)	(4,573)	(7,920)

	$(1,199)	$10,142	$(991)	$17,698

Bookings from Continuing Operations:
Pulp and Papermaking Systems	$45,586	$82,041	$90,852	$169,373
Other	1,735	1,647	4,826	3,999

	$47,321	$83,688	$95,678	$173,372

Capital Expenditures from Continuing Operations:
Pulp and Papermaking Systems	$743	$1,282	$1,855	$2,707
Corporate and Other	140	257	185	442

	$883	$1,539	$2,040	$3,149

	Three Months Ended		Six Months Ended
Cash Flow and Other Data from Continuing Operations	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008

Cash Provided by Operations	$4,820	$4,615	$18,587	$10,943
Depreciation and Amortization Expense	1,876	1,918	3,719	3,776

Balance Sheet Data (a)			July 4, 2009	Jan. 3, 2009

Assets
Cash and Cash Equivalents			$27,066	$40,139
Accounts Receivable, net			35,557	54,517
Inventories			42,066	55,762
Other Current Assets			20,400	26,589
Property, Plant and Equipment, net			41,495	41,638
Intangible Assets			29,030	30,115
Goodwill			96,749	95,030
Other Assets			14,440	13,127

			$306,803	$356,917
Liabilities and Shareholders' Investment
Accounts Payable			$14,543	$24,212
Short- and Long-term Debt			29,364	55,411
Other Liabilities			70,271	82,901

Total Liabilities			$114,178	$162,524
Shareholders' Investment			$192,625	$194,393

			$306,803	$356,917

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	Three Months Ended		Six Months Ended
EBITDA Data	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008

Consolidated
Net (Loss) Income Attributable to Kadant	$(1,193)	$6,888	$(4,084)	$12,001
Net (Loss) Income Attributable to Noncontrolling Interest	(28)	143	(3)	240
Loss from Discontinued Operation, Net of Tax	5	5	9	9
Income Tax (Benefit) Provision	(398)	2,977	2,066	5,265
Interest Expense, net	415	129	1,021	183

Operating (Loss) Income	(1,199)	10,142	(991)	17,698
Depreciation and Amortization	1,876	1,918	3,719	3,776

EBITDA (b)	$677	$12,060	$2,728	$21,474

Pulp and Papermaking Systems
GAAP Operating Income	$700	$14,740	$3,582	$25,618
Depreciation and Amortization	1,759	1,786	3,488	3,516

EBITDA (b)	$2,459	$16,526	$7,070	$29,134

Corporate and Other (c)
GAAP Operating Loss	$(1,899)	$(4,598)	$(4,573)	$(7,920)
Depreciation and Amortization	117	132	231	260

EBITDA	$(1,782)	$(4,466)	$(4,342)	$(7,660)

(a)
On January 4, 2009, the Company adopted SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an Amendment of Accounting Research Bulletin No. 51." Prior period amounts have been reclassified to conform to the current year presentation.

(b)
Includes restructuring costs of $1,013 and $1,770 in the three- and six-month periods ended July 4, 2009, respectively. The six-month period ended  June 28, 2008 includes net restructuring costs and other income of $473 related to restructuring costs of $121 and a gain from the sale of assets of $594.

(c)	"Other" includes the results from the Fiber-based Products business.

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About Kadant

Kadant Inc. is a leading supplier to the global pulp and paper industry, with a range of products and services for improving efficiency and quality in pulp and paper production, including paper machine accessories and systems for stock preparation, fluid handling, and water management. Our fluid-handling products are also used to optimize production in the steel, rubber, plastics, food, and textile industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $329 million in 2008 and 1,600 employees in 16 countries worldwide. For more information, visit  www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our expected future financial and operating performance, demand for our products, the effect of cost-savings initiatives, and pending orders. There can be no assurance that we will be able to record and recognize revenue on pending orders. Important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading “Risk Factors” in Kadant’s quarterly report on Form 10-Q for the period ended April 4, 2009. These include risks and uncertainties relating to worldwide and local economic conditions as well as the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; international sales and operations; competition; soundness of suppliers and customers; our debt obligations; restrictions in our credit agreement and compliance with covenants; soundness of financial institutions; litigation and warranty costs related to our discontinued operation; our acquisition strategy; future restructurings; factors influencing our fiber-based products business; protection of patents and proprietary rights; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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